Exhibit 99.1

Michael Madon Joins VerifyMe as Chairman of the Board of Directors

Madon Brings Public and Private Sector Cyber Security Leadership Experience.

New York, N.Y., March 1, 2016 – VerifyMe, Inc. (OTCBB: VRME), a pioneer in patented physical, cyber and biometric technology solutions that prevent identity theft, counterfeiting and fraud, today announced that Michael Madon has joined the company’s Board of Directors and will serve as its Chairman.

“Michael’s public company, government and security industry experience will add great value to our board and strengthen our corporate governance as we continue to build the company,” said Paul Donfried, VerifyMe’s Chief Executive Officer. “Our security products have significant applications in the public and private sectors and we believe Michael’s deep industry expertise will support growing sales momentum at VerifyMe.”

Mr. Madon is a senior strategy leader in cyber security and financial intelligence with nearly 20 years of a proven track record and expertise in leading cross-functional teams to develop and create results-oriented solutions at the intersection of government and business processes, people management, and information technology.

Mr. Madon currently serves as the CEO and co-founder of Ataata, the next generation learning and engagement platform for the 21st century workforce. Before founding Ataata, Mr. Madon served as Vice President, Business Development for RedOwl, a behavioral analytics software company that addresses insider security risks.

Mr. Madon also served on the Board of Directors of TeleCommunication Systems (NASDAQ: TSYS), a world leader in secure and highly reliable wireless communication technology. In February 2016, Comtech Telecommunications Corp. acquired TeleCommunication Systems, Inc. for $430.8 million in a strategic and cash accretive transaction.

From September 2009 to May 2014, Mr. Madon served as Deputy Assistant Secretary in the Office of Intelligence and Analysis of the Treasury Department where he developed strategies to help the department identify and mitigate cyber risks and vulnerabilities within both the department and financial sector. In recognition of his service, Mr. Madon was awarded the National Intelligence Distinguished Service Medal—the Intelligence Community’s highest award. In addition, he received the U.S. Department of the Treasury’s Distinguished Service Award.

Mr. Madon has focused on cyber information issues in areas as diverse as attack, remediation, and preservation, as well as threats to critical infrastructure and supply chains. A recognized expert in the fields of cyber security and financial intelligence, he has testified before Congress on the global cyber threat and been profiled in an array of industry publications. He currently serves on Intelligence & National

Security Alliance (INSA) and is an active member of INSA’s Subcommittee on Insider Threat. He also serves on the Board of Advisors of the Foundation for Defense of Democracies’ Center on Sanctions and Illicit Finance and is an active member of the Armed Forces Communications and Electronics Association.

Mr. Madon served as an active duty officer in the U.S. Army and remains an active member of the Army Reserves as an Intelligence Officer supporting the Joint Chiefs of Staff (J2, Intelligence). He has held leadership positions in Airborne, Mechanized and Military Intelligence Units stateside and overseas. He is a recipient of the Bronze Star.

Mr. Madon holds a M.B.A. from the Wharton School of the University of Pennsylvania, a Certificate of Graduation from the Command and General Staff College, a Master of International Affairs from Columbia University, and a B.A. from Cornell University.

“I am honored to join VerifyMe’s Board of Directors,” said Mr. Madon. “The management team has created a solid foundation for future growth and the company offers a strong portfolio of security products.”

About VerifyMe, Inc.

VerifyMe is a high-tech solutions company in the field of authenticating products and people. VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments. The company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform. To learn more, visit www.verifyme.com.

Forward-Looking Statements

This press release includes “forward-looking statements,” which may be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC on April 16, 2015. VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Benjamin Burrell

Chief Operating Officer

bburrell@verifyme.com

212-994-7002 x702

Investor Relations

VerifyMe

ir@verifyme.com